UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Anacor Pharmaceuticals Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

032420101
(CUSIP Number)

DAVID L. STEPP
VENROCK
3340 HILLVIEW AVENUE
PALO ALTO, CALIFORNIA 94304
TELEPHONE: (650) 561-9580
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 3, 2015
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.   ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 032420101	Page 2 of 16

1	NAMES OF REPORTING PERSONS Venrock Associates IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 783,022 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 783,022 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,022 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)
This Schedule 13D/A is being filed by Venrock Associates IV, L.P. (“VAIV”), Venrock Partners, L.P. (“VP”), Venrock Entrepreneurs Fund IV, L.P. (“VEFIV”), VR Management, LLC (“VRM”), Venrock Management IV, LLC (“VMIV”), Venrock Partners Management, LLC (“VPM”), and VEF Management IV, LLC (“VEFMIV” and, together with VAIV, VP, VEFIV, VRM, VMIV, and VPM, the “Venrock IV Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co.”), VHCP Management, LLC (“VHCPM” and, together with VHCP and VHCP Co., the “Venrock Healthcare Entities” and the Venrock Healthcare Entities together with Venrock IV Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.

(2)
Includes (i) 566,247 shares held by VAIV, (ii) 115,475 shares held by VP, (iii) 13,913 shares held by VEFIV, and (iv) 87,387 shares issuable upon the exercise of options held by Anders Hove (“Hove”) within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit, of VRM.

(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 529,900 shares held by VHCP and VHCP Co. The Venrock IV Entities disclaim beneficial ownership over the shares held by the Venrock Healthcare Entities.

(4)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015, plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options  beneficially owned by the Reporting Person within 60 days of the date of this filing.

CUSIP No. 032420101	Page 3 of 16

1	NAMES OF REPORTING PERSONS Venrock Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 783,022 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 783,022 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,022 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)
This Schedule 13D/A is being filed by Venrock Associates IV, L.P. (“VAIV”), Venrock Partners, L.P. (“VP”), Venrock Entrepreneurs Fund IV, L.P. (“VEFIV”), VR Management, LLC (“VRM”), Venrock Management IV, LLC (“VMIV”), Venrock Partners Management, LLC (“VPM”), and VEF Management IV, LLC (“VEFMIV” and, together with VAIV, VP, VEFIV, VRM, VMIV, and VPM, the “Venrock IV Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co.”), VHCP Management, LLC (“VHCPM” and, together with VHCP and VHCP Co., the “Venrock Healthcare Entities” and the Venrock Healthcare Entities together with Venrock IV Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.

(2)
Includes (i) 566,247 shares held by VAIV, (ii) 115,475 shares held by VP, (iii) 13,913 shares held by VEFIV, and (iv) 87,387 shares issuable upon the exercise of options held by Anders Hove (“Hove”) within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit, of VRM.

(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 529,900 shares held by VHCP and VHCP Co. The Venrock IV Entities disclaim beneficial ownership over the shares held by the Venrock Healthcare Entities.

(4)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015, plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options  beneficially owned by the Reporting Person within 60 days of the date of this filing.

CUSIP No. 032420101	Page 4 of 16

1	NAMES OF REPORTING PERSONS Venrock Entrepreneurs Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 783,022 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 783,022 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,022 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)
This Schedule 13D/A is being filed by Venrock Associates IV, L.P. (“VAIV”), Venrock Partners, L.P. (“VP”), Venrock Entrepreneurs Fund IV, L.P. (“VEFIV”), VR Management, LLC (“VRM”), Venrock Management IV, LLC (“VMIV”), Venrock Partners Management, LLC (“VPM”), and VEF Management IV, LLC (“VEFMIV” and, together with VAIV, VP, VEFIV, VRM, VMIV, and VPM, the “Venrock IV Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co.”), VHCP Management, LLC (“VHCPM” and, together with VHCP and VHCP Co., the “Venrock Healthcare Entities” and the Venrock Healthcare Entities together with Venrock IV Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.

(2)
Includes (i) 566,247 shares held by VAIV, (ii) 115,475 shares held by VP, (iii) 13,913 shares held by VEFIV, and (iv) 87,387 shares issuable upon the exercise of options held by Anders Hove (“Hove”) within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit, of VRM.

(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 529,900 shares held by VHCP and VHCP Co. The Venrock IV Entities disclaim beneficial ownership over the shares held by the Venrock Healthcare Entities.

(4)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015, plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options  beneficially owned by the Reporting Person within 60 days of the date of this filing.

CUSIP No. 032420101	Page 5 of 16

1	NAMES OF REPORTING PERSONS VR Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 783,022 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 783,022 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,022 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)
This Schedule 13D/A is being filed by Venrock Associates IV, L.P. (“VAIV”), Venrock Partners, L.P. (“VP”), Venrock Entrepreneurs Fund IV, L.P. (“VEFIV”), VR Management, LLC (“VRM”), Venrock Management IV, LLC (“VMIV”), Venrock Partners Management, LLC (“VPM”), and VEF Management IV, LLC (“VEFMIV” and, together with VAIV, VP, VEFIV, VRM, VMIV, and VPM, the “Venrock IV Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co.”), VHCP Management, LLC (“VHCPM” and, together with VHCP and VHCP Co., the “Venrock Healthcare Entities” and the Venrock Healthcare Entities together with Venrock IV Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.

(2)
Includes (i) 566,247 shares held by VAIV, (ii) 115,475 shares held by VP, (iii) 13,913 shares held by VEFIV, and (iv) 87,387 shares issuable upon the exercise of options held by Anders Hove (“Hove”) within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit, of VRM.

(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 529,900 shares held by VHCP and VHCP Co. The Venrock IV Entities disclaim beneficial ownership over the shares held by the Venrock Healthcare Entities.

(4)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015, plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options  beneficially owned by the Reporting Person within 60 days of the date of this filing.

CUSIP No. 032420101	Page 6 of 16

1	NAMES OF REPORTING PERSONS Venrock Management IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 783,022 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 783,022 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,022 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)
This Schedule 13D/A is being filed by Venrock Associates IV, L.P. (“VAIV”), Venrock Partners, L.P. (“VP”), Venrock Entrepreneurs Fund IV, L.P. (“VEFIV”), VR Management, LLC (“VRM”), Venrock Management IV, LLC (“VMIV”), Venrock Partners Management, LLC (“VPM”), and VEF Management IV, LLC (“VEFMIV” and, together with VAIV, VP, VEFIV, VRM, VMIV, and VPM, the “Venrock IV Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co.”), VHCP Management, LLC (“VHCPM” and, together with VHCP and VHCP Co., the “Venrock Healthcare Entities” and the Venrock Healthcare Entities together with Venrock IV Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.

(2)
Includes (i) 566,247 shares held by VAIV, (ii) 115,475 shares held by VP, (iii) 13,913 shares held by VEFIV, and (iv) 87,387 shares issuable upon the exercise of options held by Anders Hove (“Hove”) within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit, of VRM.

(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 529,900 shares held by VHCP and VHCP Co. The Venrock IV Entities disclaim beneficial ownership over the shares held by the Venrock Healthcare Entities.

(4)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015, plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options  beneficially owned by the Reporting Person within 60 days of the date of this filing.

CUSIP No. 032420101	Page 7 of 16

1	NAMES OF REPORTING PERSONS Venrock Partners Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 783,022 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 783,022 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,022 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)
This Schedule 13D/A is being filed by Venrock Associates IV, L.P. (“VAIV”), Venrock Partners, L.P. (“VP”), Venrock Entrepreneurs Fund IV, L.P. (“VEFIV”), VR Management, LLC (“VRM”), Venrock Management IV, LLC (“VMIV”), Venrock Partners Management, LLC (“VPM”), and VEF Management IV, LLC (“VEFMIV” and, together with VAIV, VP, VEFIV, VRM, VMIV, and VPM, the “Venrock IV Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co.”), VHCP Management, LLC (“VHCPM” and, together with VHCP and VHCP Co., the “Venrock Healthcare Entities” and the Venrock Healthcare Entities together with Venrock IV Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.

(2)
Includes (i) 566,247 shares held by VAIV, (ii) 115,475 shares held by VP, (iii) 13,913 shares held by VEFIV, and (iv) 87,387 shares issuable upon the exercise of options held by Anders Hove (“Hove”) within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit, of VRM.

(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 529,900 shares held by VHCP and VHCP Co. The Venrock IV Entities disclaim beneficial ownership over the shares held by the Venrock Healthcare Entities.

(4)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015, plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options  beneficially owned by the Reporting Person within 60 days of the date of this filing.

CUSIP No. 032420101	Page 8 of 16

1	NAMES OF REPORTING PERSONS VEF Management IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 783,022 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 783,022 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 783,022 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)
This Schedule 13D/A is being filed by Venrock Associates IV, L.P. (“VAIV”), Venrock Partners, L.P. (“VP”), Venrock Entrepreneurs Fund IV, L.P. (“VEFIV”), VR Management, LLC (“VRM”), Venrock Management IV, LLC (“VMIV”), Venrock Partners Management, LLC (“VPM”), and VEF Management IV, LLC (“VEFMIV” and, together with VAIV, VP, VEFIV, VRM, VMIV, and VPM, the “Venrock IV Entities”), Venrock Healthcare Capital Partners, L.P. (“VHCP”), VHCP Co-Investment Holdings, LLC (“VHCP Co.”), VHCP Management, LLC (“VHCPM” and, together with VHCP and VHCP Co., the “Venrock Healthcare Entities” and the Venrock Healthcare Entities together with Venrock IV Entities, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.

(2)
Includes (i) 566,247 shares held by VAIV, (ii) 115,475 shares held by VP, (iii) 13,913 shares held by VEFIV, and (iv) 87,387 shares issuable upon the exercise of options held by Anders Hove (“Hove”) within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit, of VRM.

(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 529,900 shares held by VHCP and VHCP Co. The Venrock IV Entities disclaim beneficial ownership over the shares held by the Venrock Healthcare Entities.

(4)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015, plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options  beneficially owned by the Reporting Person within 60 days of the date of this filing.

CUSIP No. 032420101	Page 9 of 16

1	NAMES OF REPORTING PERSONS Venrock Healthcare Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 529,900 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 529,900 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 529,900 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 447,957 shares held by VHCP and (ii) 81,943 shares held by VHCP Co. VHCPM is the sole general partner of VHCP and the sole manager of VHCP Co.
(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 783,022 shares held by VAIV, VP and VEFIV, 87,387 shares of which are issuable upon the exercise of options held by Hove for the sole benefit of VRM, which options are exercisable within 60 days of the date of this filing. The Venrock Healthcare Entities disclaim beneficial ownership over the shares held by the Venrock IV Entities.

(4)
This percentage is based upon 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015.

CUSIP No. 032420101	Page 10 of 16

1	NAMES OF REPORTING PERSONS VHCP Co-Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 529,900 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 529,900 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 529,900 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 447,957 shares held by VHCP and (ii) 81,943 shares held by VHCP Co. VHCPM is the sole general partner of VHCP and the sole manager of VHCP Co.
(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 783,022 shares held by VAIV, VP and VEFIV, 87,387 shares of which are issuable upon the exercise of options held by Hove for the sole benefit of VRM, which options are exercisable within 60 days of the date of this filing. The Venrock Healthcare Entities disclaim beneficial ownership over the shares held by the Venrock IV Entities.

(4)
This percentage is based upon 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015.

CUSIP No. 032420101	Page 11 of 16

1	NAMES OF REPORTING PERSONS VHCP Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☑ (1)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 529,900 shares of Common Stock (2)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 529,900 shares of Common Stock (2)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 529,900 shares of Common Stock (2)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑ (3)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2%(4)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 447,957 shares held by VHCP and (ii) 81,943 shares held by VHCP Co. VHCPM is the sole general partner of VHCP and the sole manager of VHCP Co.
(3)
The shares included on rows 8, 10 and 11 do not include an aggregate of 783,022 shares held by VAIV, VP and VEFIV, 87,387 shares of which are issuable upon the exercise of options held by Hove for the sole benefit of VRM, which options are exercisable within 60 days of the date of this filing. The Venrock Healthcare Entities disclaim beneficial ownership over the shares held by the Venrock IV Entities.

(4)
This percentage is based upon 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015.

CUSIP No. 032420101	Page 12 of 16

Explanatory Note

This Schedule 13D/A (the “Schedule 13D/A”) is being filed by the Reporting Persons (as defined below) to amend the Schedule 13D originally filed with the Securities and Exchange Commission (the “Commission”) on December 10, 2010 and amended by that certain Schedule 13D/A filed with the Commission  on March 15, 2013 and that certain Schedule 13D/A filed with the Commission on February 20, 2015 (as amended, the “Original Schedule 13D”) to report the distributions of shares of Common Stock (as defined below) of the Issuer (as defined below) by certain of the Venrock Entities (as defined below). The Original Schedule 13D is hereby amended and supplemented as detailed below, and, except as specifically amended and supplemented hereby, the Original Schedule 13D remains in full force and effect.

Item 4. Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

On November 3, 2015, VAIV, VP, VEFIV, VHCP and VHCP Co. distributed an aggregate of 1,500,000 shares of the Issuer’s Common Stock to their respective partners or members, as applicable, to return value to their respective partners or members in accordance with the respective fund’s investment objectives.

Item 5. Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b) The following information with respect to the ownership of the Common Stock of the Issuer by the Reporting Persons filing this Statement on Schedule 13D is provided as of the date of this filing:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power (1)	Sole Dispositive Power	Shared Dispositive Power (1)	Beneficial Ownership	Percentage of Class
VAIV	566,247	0	783,022 (2)	0	783,022 (2)	783,022 (2)	1.8	% (3)
VP	115,475	0	783,022 (2)	0	783,022 (2)	783,022 (2)	1.8	% (3)
VEFIV	13,913	0	783,022 (2)	0	783,022 (2)	783,022 (2)	1.8	% (3)
VRM	0	0	783,022 (2)	0	783,022 (2)	783,022 (2)	1.8	% (3)
VMIV	0	0	783,022 (2)	0	783,022 (2)	783,022 (2)	1.8	% (3)
VPM	0	0	783,022 (2)	0	783,022 (2)	783,022 (2)	1.8	% (3)
VEFMIV	0	0	783,022 (2)	0	783,022 (2)	783,022 (2)	1.8	% (3)
VHCP	447,957	0	529,900	0	529,900	529,900	1.2	% (4)
VHCP Co.	81,943	0	529,900	0	529,900	529,900	1.2	% (4)
VHCPM	0	0	529,900	0	529,900	529,900	1.2	% (4)

(1)
VMIV, VPM and VEFMIV serve as the sole general partner of VAIV, VP and VEFIV, respectively. VMIV, VRM, VPM and VEFMIV own no securities of the Issuer directly. VHCPM serves as the sole general partner of VHCP and the sole manager of VHCP Co.

(2)
Includes 87,387 shares underlying options held by Anders Hove (“Hove”) that are exercisable within 60 days of the date of this filing. Under an agreement between Hove and VRM, Hove is deemed to hold the shares at the direction, and for the sole benefit of, VRM.

(3)
This percentage is based upon (i) 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015 plus (ii) 87,387 shares of Common Stock issuable upon the exercise of options beneficially owned by the Reporting Person within 60 days of the date of this filing.

(4)
This percentage is based upon 44,023,338 shares of the Issuer’s common stock outstanding as of August 3, 2015, as reported in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2015.

(c)	The distributions effected on November 3, 2015, as described in Item 4 hereof, were effected as follows:

Venrock Entity	Number of Shares Distributed to Partners/Members
VAIV	693,061
VP	141,337
VEF	17,028
VHCP	548,279
VHCP Co.	100,295

(d)  Not applicable.

(e)  The Reporting Persons collectively ceased to be the beneficial owners of more than five percent of the Issuer’s Common Stock on November 3, 2015.

CUSIP No. 032420101	Page 13 of 16

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 5, 2015

VENROCK ASSOCIATES IV, L.P. By its General Partner, Venrock Management IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK ENTREPRENEURS FUND IV, L.P. By its General Partner, VEF Management IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK PARTNERS, L.P. By its General Partner, Venrock Partners Management, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK HEALTHCARE CAPITAL PARTNERS, L.P. By its General Partner, VHCP Management, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VHCP CO-INVESTMENT HOLDINGS, LLC By its Manager, VHCP Management, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

CUSIP No. 032420101	Page 14 of 16

VENROCK PARTNERS MANAGEMENT, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VEF MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VHCP MANAGEMENT, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VR MANAGEMENT, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 032420101	Page 15 of 16
Exhibit A

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D/A (and any amendments thereto) relating to the Common Stock of Anacor Pharmaceuticals Inc. is filed on behalf of each of the undersigned.

Date: November 5, 2015

VENROCK ASSOCIATES IV, L.P. By its General Partner, Venrock Management IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK ENTREPRENEURS FUND IV, L.P. By its General Partner, VEF Management IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK PARTNERS, L.P. By its General Partner, Venrock Partners Management, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK HEALTHCARE CAPITAL PARTNERS, L.P. By its General Partner, VHCP Management, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VHCP CO-INVESTMENT HOLDINGS, LLC By its Manager, VHCP Management, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VENROCK MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

CUSIP No. 032420101	Page 16 of 16

VENROCK PARTNERS MANAGEMENT, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VEF MANAGEMENT IV, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VHCP MANAGEMENT, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer

VR MANAGEMENT, LLC

By:	/s/ David L. Stepp
David L. Stepp, Authorized Signer